Exhibit 3(i)

Effective Date: April 26, 2016

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PACCAR Inc

The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on November 19, 1971. This restated certificate, which was duly adopted by a resolution of the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware, only restates and integrates and does not further amend the provisions of the Corporation’s certificate of incorporation as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this restated certificate. As a result of the foregoing, the certificate of incorporation of the Corporation is restated in its entirety as follows:

FIRST: The name of this Corporation shall be

“PACCAR Inc”.

SECOND: The Corporation’s Registered Office shall be at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The Corporation’s Registered Agent shall be The Prentice-Hall Corporation System, Inc., a Delaware corporation, the business office of which is identical with the Corporation’s Registered Office.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The Corporation is authorized to issue 1,201,000,000 shares of stock of all classes, consisting of 1,200,000,000 shares of common stock having a par value of $1 per share and 1,000,000 shares of preferred stock having no par value. Each holder of record of shares of common stock shall be entitled to one vote for each share of stock outstanding in his name of record on the books of the Corporation. The holders of shares of preferred stock shall have no vote other than as may be provided by resolution of the Board of Directors. Other than as here expressly provided, the Board of Directors of the Corporation is expressly granted the authority to fix by resolution or resolutions, the voting power, designations, preferences and relative participating optional or other special rights and the qualifications, limitations or restrictions thereof in respect of any class or classes of stock or any shares of any class of stock of the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware.

Pursuant to the foregoing authority, the Board of Directors has previously authorized the issuance of Series A Junior Participating Preferred Stock by filing a Certificate of Designations of Series A Junior Participating Preferred Stock dated January 22, 1990 with the Secretary of State of the State of Delaware on January 31, 1990, and amended same by filing an Amended Certificate of Designations of Series A Junior Participating Preferred Stock dated February 25, 1999 with the Delaware Secretary of State on March 1, 1999. The number of shares included in the Series A Junior Participating Preferred Stock, and the rights, qualifications, limitations and restrictions thereof are set forth in Appendix A hereto.

FIFTH: The original Bylaws of the Corporation may be adopted by the incorporator. Thereafter the power to make, alter or repeal Bylaws is conferred upon the Directors of the Corporation.

SIXTH: The Corporation shall have and may exercise all powers and rights, including but not limited to the power to indemnify its directors, officers, employees and agents, or any of them, in all respects as and to the full extent authorized or permitted by the General Corporation Law of the State of Delaware as the same has been heretofore or may be hereafter amended and by the provisions of this Certificate.

SEVENTH: The affirmative vote of holders of two-thirds (2/3) of the outstanding shares of stock entitled to vote shall be necessary for the following corporate actions:

1.	The removal, with or without cause, of any Director or the entire Board of Directors;

2.	Amendment of this Certificate of Incorporation;

3.	Adoption of an agreement of merger or consolidation;

4.	The sale, lease or exchange of all or substantially all of the Corporation’s property and assets;

5.	Dissolution of the Corporation; and

6.	Approval of a stockholder action to make, alter or repeal the Bylaws.

EIGHTH: If any “Unfriendly Suitor” (as described below, hereafter “Suitor”) becomes the beneficial owner after the record date for the 1986 stockholders’ meeting, directly or indirectly, of twenty percent (20%) or more of the outstanding shares of stock of the Corporation, then in addition to the two-thirds (2/3) voting requirement for any transactions described in paragraphs 3, 4 or 5 of Article SEVENTH (each called “a Business Combination”), the following shall also be necessary:

1.	The cash, or fair market value of other consideration, to be received per share by stockholders of the Corporation in any Business Combination in which the Suitor has a direct or indirect material interest, other than solely as a Stockholder of the Corporation, shall not be less than the highest per share price (including brokerage commissions and/or soliciting dealers’ fees) paid by the Suitor in acquiring any of its holdings of the Corporation’s common stock.

2.	The Suitor shall not have received the benefit, directly or indirectly of any loans, advances, guarantees, pledges or other financial assistance or tax benefits provided by the Corporation.

The term Suitor includes any person, corporation, or affiliate and any party with which the Suitor has a direct or indirect agreement, understanding or arrangement for the purpose of acquiring, holding or voting stock of the Corporation.

The affirmative vote of two-thirds (2/3) of the outstanding shares of stock entitled to vote, other than stock held by the Suitor, shall be necessary to amend this Article EIGHTH.

NINTH:

1.	The number of the directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation. At each annual meeting of the stockholders of the Corporation, the successors of each director whose term expires at that meeting shall be elected to hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified.

2.	Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

TENTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by the stockholders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

ELEVENTH: The liability of the Corporation’s directors to the Corporation or its stockholders shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as amended from time to time. Any amendment or repeal of this Article ELEVENTH shall not adversely affect any right or protection of a director for acts or omissions prior to such amendment or repeal.

TWELFTH:

1.

Right to Indemnification. Each person made or threatened to be made a party to or involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she (or a person of whom he or she is the legal representative) is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of the proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as it now exists or may be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by a person in connection with a proceeding. The indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph 2 of this Article TWELFTH, the Corporation shall indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article TWELFTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by a person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it shall ultimately be determined that the director or officer is not entitled to be indemnified under this Article TWELFTH or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

2.

If a claim under paragraph 1 of this Article TWELFTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the cost and expense (including attorneys’ fees)

of prosecuting the claim. It shall be a defense to an action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of the action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

3.	The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article TWELFTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

4.	The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against the expense, liability or loss under the Delaware General Corporation Law.